Exhibit 4.86

CONFIDENTIAL

EXECUTION VERSION

FACILITY AGREEMENT

dated August 8, 2024

for

PAGAC IV-4 (Cayman) Limited

as Borrower

and

iQIYI HK Limited

as Lender

and, for the purposes of Clause 18 (Definition of Secured Obligations)

PAGAC IV-1 (Cayman) Limited

and

iQIYI, Inc.

THE SCHEDULES

THIS AGREEMENT is dated August 8, 2024 and made between:

(1)
PAGAC IV-4 (Cayman) Limited, an exempted company incorporated in Cayman Islands, as borrower (the "Borrower"); and
(2)
iQIYI HK Limited, a company incorporated in Hong Kong, as Lender (the “Lender”). The Lender is a subsidiary of IQ; and

for the purposes of Clause 18 (Definition of Secured Obligations):

(3)
PAGAC IV-1 (Cayman) Limited, an exempted company incorporated in Cayman Islands; and
(4)
iQIYI, Inc., a company listed on NASDAQ under the ticker IQ (“IQ”).

IT IS AGREED as follows:

1.
Definitions and interpretation
1.1.
Definitions

Unless otherwise defined hereunder, in this Agreement:

"Account Bank" means 兴业银行股份有限公司北京东城支行.

"Account Charge Agreement" means the account charge agreement (账户担保协议) dated December 30, 2022 entered into between the WFOE as chargor and the CN Holder as chargee.

"Account Control Agreement" means the account control agreement (兴业银行股份有限公司北京东城支行账户收支监管协议) dated December 30, 2022 entered into between the WFOE and the CN Holder as principals and the Account Bank as trustee.

"ADS" has the meaning given to it in the Investment Agreement.

"Affiliate" has the meaning given to it in the Investment Agreement.

"Authorisation" means:

(a)
an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; and
(b)
in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Availability Period" means the period from and including the date of this Agreement to and including the date which is 6 months after the date of this Agreement, which may be extended by a written agreement/confirmation among the Parties hereto (such extension shall not be unreasonably withheld, conditioned or delayed by the Lender). If the Borrower is unable to fully utilize the Tranche B Facility Commitment on or before December 31, 2024 due to lack of cash deposited in the RMB Charged Account and the US$ Charged Account, the Availability Period for Tranche B Facility shall be extended to the date on which the Tranche B Facility Commitment has been fully utilized by the Borrower.

"Beijing iQIYI" means北京爱奇艺科技有限公司.

"Borrower Debenture" means the first ranking debenture dated August 22, 2024 between the Borrower as chargor and the Lender as chargee with respect to the UoB Account (2024) and all of the Transferred Convertible Notes and cash credited to the UoB Account (2024).

"Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in New York, the PRC or Hong Kong are authorized or obligated by law or executive order to remain closed.

"RMB Charged Account" has the meaning given to the term “担保账户(Charged Account)” in the Account Charge Agreement.

"Charged Asset" has the meaning given to the term “担保财产(Charged Asset)” in the Account Charge Agreement.

"CN Holder" means PAGAC IV-1 (Cayman) Limited, an exempted company incorporated in Cayman Islands, as the holder of a certain portion of the Convertible Notes.

"Collateral Ratio" has the meaning given to it under Clause 6.5 (Collateral Ratio).

"Commitment" means US$322,500,000, to the extent not cancelled, reduced, increased or transferred in accordance with the terms of this Agreement.

“Convertible Note(s)” means the 6.00% convertible senior notes due 2028 issued by IQ pursuant to the Investment Agreement, in an aggregate principal amount of US$550,000,000.

“Disposal” has the meaning given to it under Clause 7.1 (Borrower’s disposal right).

“Disposal Notice” has the meaning given to it under Clause 7.1 (Borrower’s disposal right).

“Disposal Proceeds” has the meaning given to it under Clause 7.1 (Borrower’s disposal right).

“Disposal Triggered Payment Date” shall mean each of the dates on or prior to which the Borrower shall make repayment of the outstanding Loans in the applicable amounts pursuant to the provisions in Clause 7 (Borrower’s right to disposal and redemption).

“Dispose” has the meaning given to it under Clause 7.1 (Borrower’s disposal right).

"Event of Default" means any event or circumstance specified as such in Clauses 15.1 (Non-payment) through 15.10 (Borrower Debenture).

“Excessive CN Amount” has the meaning given to it under Clause 6.3 (Release of Transferred Convertible Notes).

"Facility" means the Tranche A Facility or the Tranche B Facility, as the case may be, and "Facilities" means both of them.

"Facility Agreement (2023)" means the facility agreement dated September 27, 2023 entered into by, among others, the Lender as lender and the Borrower as borrower, as may be amended, restated, supplemented or otherwise modified from time to time.

"Governmental Agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“Grace Period” has the meaning given to it under Clause 10 (Grace Period).

“Indenture” has the meaning given to it in the Investment Agreement.

“Initial Utilization Date” means the date on which the Tranche A Facility is first utilized.

"Interest Payment Date" means, for a particular Loan, each January 15, April 15, July 15 and October 15 of each year, beginning from the Utilization Date in respect of that Loan.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods).

"Investment Agreement" means the investment agreement dated August 30, 2022 entered into between IQ, the CN Holder, PAG Pegasus Fund LP and any other persons who become a party thereto in accordance with the terms thereof, as amended by a deed of amendment entered into by the same parties dated December 30, 2022 and further amended by a supplemental agreement entered into by IQ and the CN Holder dated February 22, 2023.

"JunHe" means JunHe LLP (北京市君合律师事务所) located at 20/F, China Resources Building, 8 Jianguomenbei Avenue, Beijing.

"Loan" means the Tranche A Loan or the Tranche B Loan, as the case may be, and "Loans" means all of them.

"Material Adverse Effect" means a material adverse effect on or material adverse change in:

(a)
the ability of the Borrower to perform and comply with its payment obligations or other obligations under this Agreement; or
(b)
the validity, legality or enforceability of this Agreement.

"Maturity Date" means the date which is the earlier of (i) the date of repayment in full of all amounts due under the Convertible Notes; (ii) the date of the conversion of all of the Convertible Notes held by the CN Holder and its Affiliates to the Shares of IQ (including in the form of ADSs); (iii) the date on which the CN Holder and its Affiliates otherwise ceasing to hold any portion of the Convertible Notes; and (iv) January 1, 2028.

"Minimum Collateral Ratio" has the meaning given to it under Clause 6.5 (Collateral Ratio).

“Official Exchange Rate” means the mid-rate of exchange as announced by the PRC Foreign Exchange Trading Centre (中国外汇交易中心) with authorization from the People’s Bank of China (中国人民银行).

"Party" means each of the Lender and the Borrower, and for the purpose of Clause 18 (Definition of Secured Obligations), including each of IQ and the CN Holder.

"PRC" means the People's Republic of China (for the purpose of this Agreement only, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan).

“Prepayment Amount” has the meaning given to it under Clause 6.2 (Voluntary prepayment of Loans).

“Prepayment Notice” has the meaning given to it under Clause 6.2 (Voluntary prepayment of Loans).

“Prepayment Date” has the meaning given to it under Clause 6.2 (Voluntary prepayment of Loans).

“Released Cash Collateral” means the RMB amount equivalent to the amount of the Loan that has been drawn by the Borrower under a Utilization calculated by reference to the average of the Official Exchange Rates of the five (5) consecutive Business Days prior to the date of the Utilization Request for that Utilization.

“Royalties Receivables Assignment” means a royalties receivables assignment agreement (关于《作品授权及合作协议》下授权费用收款之转让协议) dated December 30, 2022 entered into between Beijing iQIYI and the WFOE, and as amended, supplemented or otherwise modified from time to time.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” has the meaning given to it in the Investment Agreement, and “Security Document” means each and any one of them.

“Share” means ordinary shares in issued share capital of IQ from time to time.

"Subject Convertible Notes” has the meaning given to it under Clause 7.1 (Borrower’s disposal right).

“Tranche A Facility” means the term loan facility made available under this Agreement as described in Clause 2.1 (Tranche A Facility).

“Tranche A Facility Commitment” means US$200,000,000, to the extent not cancelled, reduced, increased or transferred in accordance with the terms of this Agreement.

“Tranche A Loan(s)” means a loan or loans made or to be made under the Tranche A Facility or the principal amount outstanding from time to time of that loan (or loans).

“Tranche B Facility” means the term loan facility made available under this Agreement as described in Clause 2.2 (Tranche B Facility).

“Tranche B Facility Commitment” means US$122,500,000, to the extent not cancelled, reduced, increased or transferred in accordance with the terms of this Agreement.

“Tranche B Loan(s)” means a loan or loans made or to be made under the Tranche B Facility or the principal amount outstanding from time to time of that loan (or loans).

“Transferred Convertible Notes” means the Convertible Notes that are held by the Borrower from time to time and credited to the UoB Account (2024).

"Unpaid Sum" means any sum due and payable but unpaid by the Borrower under this Agreement.

“UoB” means UOB Kay Hian (Hong Kong) Limited.

“UoB Account (2024)” means the securities account of the Borrower established at UoB with account name PAGAC IV-4 (CAYMAN) LIMITED and account number 602067-002 which is also the cash collection account for the Transferred Convertible Notes.

“UoB Acknowledgement Letter (2024)” means a letter from the Borrower to UoB, which is acknowledged and signed by UoB on August 22, 2024, which is substantially in the form attached hereto as Schedule 6 (Form of UoB Acknowledgement Letter).

“US$ Charged Account” has the meaning given to it under Clause 6.5 (Collateral Ratio).

"Utilization" means a utilization of any Facility.

"Utilization Date" means the date of any Utilization, being the date on which the relevant Loan is to be made.

"Utilization Request" means a notice substantially in the form set out in Schedule 2 (Utilization Request).

"WFOE" means 北京爱奇艺视界企业管理有限公司.

1.2.
Construction
(a)
Unless a contrary indication appears, any reference in this Agreement to:
(i)
the "Lender", the "Borrower" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(ii)
an "authorised signatory" means a person that has been duly authorised by another person (the "other person") to execute or sign this Agreement (or other document or notice to be executed or signed by the other person under or in connection with this Agreement) on behalf of that other person;
(iii)
an "agreement" or any other agreement or instrument is a reference to that document as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced from time to time and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that document and including any waiver or consent granted in respect of any term of that document from time to time;
(iv)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);
(v)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(vi)
a provision of law is a reference to that provision as amended or re-enacted; and
(vii)
a time of day, unless otherwise specified, is a reference to Hong Kong time.

(b)
Any reference in this Agreement to “United States Dollars” or “US$” is to the lawful currency of the United States of America; any reference in this Agreement to “RMB” is to the lawful currency of the PRC.
(c)
Clause and Schedule headings are for ease of reference only.
(d)
A default is "continuing" if it has not been remedied or waived.
2.
The Facility
2.1.
Tranche A Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower during the Availability Period the Tranche A Facility in United States Dollars in an amount equal to the Tranche A Facility Commitment.

2.2.
Tranche B Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower during the Availability Period the Tranche B Facility in United States Dollars in an amount up to the Tranche B Facility Commitment.

For the avoidance of doubt, multiple Utilizations are permitted in respect of the Tranche B Facility, provided that (i) the aggregate amount of the Tranche B Facility that the Borrower can utilize under this Agreement shall not exceed the Tranche B Facility Commitment and (ii) the amount for each Utilization of the Tranche B Facility shall not exceed the aggregate amount of cash deposited in the RMB Charged Account and the US$ Charged Account at the time of such Utilization of the Tranche B Facility Commitment.

3.
Purpose

The Borrower shall apply all amounts borrowed by it under the Facilities towards the general corporate and working capital purposes.

4.
Conditions of Utilization
4.1.
Conditions precedent

For the first Utilization of the Tranche A Facility Commitment, the Borrower may deliver the Utilization Request after (i) the Lender has received all of the documents or evidence listed in items 1, 3, 4, and 5 of Schedule 1 (Conditions Precedent) and (ii) the Borrower has received all of the documents or evidence listed in item 2 of Schedule 1 (Conditions Precedent). The Lender shall notify the Borrower promptly upon receipt of such documents and evidence. Upon receipt by the Lender (or the Borrower, as the case may be) of the documents and evidence under this Clause 4.1, the Lender shall make available to the Borrower the Tranche A Loan in accordance with the Utilization Request.

For (i) each subsequent Utilization after the Initial Utilization Date in respect of the Tranche A Facility and (ii) each Utilization of the Tranche B Facility Commitment, the Borrower may deliver a Utilization Request after the Lender has received the document proof listed in item 5 of

Schedule 1 (Conditions Precedent) for that Utilization. The Lender shall notify the Borrower promptly upon receipt of such document proof and make available to the Borrower a Loan in accordance with such Utilization Request.

4.2.
Conditions subsequent for each Utilization

After the amount requested in a Utilization Request has been made available to the Borrower, the Borrower, the Lender and IQ (as applicable) shall, by the date falling three (3) Business Days after that Utilization Date, execute or procure to provide or procure the execution of:

(a)
a partial security release agreement for the partial release of the Charged Asset (部分解除担保协议) in the form set out in Schedule 3 (Form of Partial Release Agreement of Security) duly executed by the CN Holder and the WFOE for approving the partial release of the Charged Asset in an amount equivalent to the Released Cash Collateral for that Utilization;
(b)
a security confirmation letter duly executed by the WFOE in the form set out in schedule 2 of the partial security release agreement executed by the CN Holder and the WFOE according to paragraph (a) of this Clause 4.2 pursuant to Clause 4(b) thereunder; and
(c)
the document proof evidencing that the amount equivalent to the Released Cash Collateral for that Utilization has been wired into the designated account of Beijing iQIYI.

Without limiting the above, the Borrower, the Lender and IQ shall execute any other document and do all such acts and things as may reasonably be required to give effect to the relevant partial release of the Charged Asset in an amount equivalent to the Released Cash Collateral for that Utilization in accordance with this Agreement. The security over the Charged Asset that has not been expressly released pursuant to the partial security release agreement executed in accordance with paragraph (a) of this Clause 4.2 shall remain in full effect and shall not be affected by this Agreement.

Upon the amount requested in a Utilization Request has been made available to the Borrower, the Borrower shall promptly notify JunHe of such fact in writing. Each of the Borrower (and it shall procure the CN Holder to) and the Lender (and it shall procure the WFOE to) hereby authorizes JunHe to affix the applicable company chop of the WFOE (as designated in the Account Control Agreement) under JunHe’s custody at the signature block of the WFOE on the payment application approval form (《兴业银行企业金融客户支付申请审批表》) for that Utilization, which has been duly signed by the CN Holder pursuant to item 5 of Schedule 1 (Conditions Precedent), on behalf of the WFOE and to provide such executed form to the Account Bank within one(1) Business Day after the applicable Utilization Date.

5.
Utilization
5.1.
Delivery of the Utilization Request

Multiple Utilizations are permitted in respect of any Facility. The Borrower may utilize the Facilities by delivery to the Lender of a duly completed Utilization Request not later than 11:00 a.m., three (3) Business Days prior to the proposed Utilization Date (or such shorter time that the Lender may otherwise agree).

5.2.
Completion of the Utilization Request

A Utilization Request is irrevocable and will not be regarded as having been duly completed unless:

(a)
the proposed Utilization Date is a Business Day within the Availability Period;
(b)
the currency of that Utilization complies with Clause 5.3 (Currency); and
(c)
it specifies the account and bank to which the proceeds of that Utilization are to be credited.
5.3.
Currency

The currency specified in a Utilization Request must be United States Dollars.

5.4.
Availability of Loan

If the conditions set out in this Agreement have been met, the Lender shall make the applicable Loan available by the relevant Utilization Date.

5.5.
Cancellation of Commitment

The Commitment which, at that time, is unutilized shall be immediately cancelled at the end of the Availability Period.

5.6.
Disbursement

The proceeds of the Loans under the Facilities will be disbursed by the Lender directly to the Borrower’s account specified in the relevant Utilization Request.

6.
Repayment and prepayment
6.1.
Repayment of Loans
(a)
Unless otherwise provided under this Clause 6, the Borrower shall repay all outstanding Loans under the Facilities in full on the Maturity Date.
(b)
The Borrower shall repay the Loans if so required by relevant provisions under Clause 7 (Borrower’s right to disposal and redemption).
6.2.
Voluntary prepayment of Loans

The Borrower may, if it gives the Lender not less than twenty one (21) days’ prior notice (the “Prepayment Notice”) in the form set out in Schedule 4 (Form of Prepayment Notice), prepay any part or the whole amount of the Loans together with the accrued but unpaid interest thereon. The Prepayment Notice given by the Borrower under this Clause 6 shall specify the date upon which the relevant prepayment is to be made (the “Prepayment Date”) and the amount of that prepayment (the “Prepayment Amount”). The Loans may be prepaid any time after the Initial Utilization Date. The Lender agrees that it shall (i) ensure that the Collateral Ratio shall not be less than the Minimum Collateral Ratio no later than five (5) days prior to the proposed Prepayment Date (which shall be calculated in accordance with the formula under the definition of “Collateral Ratio” as provided under Clause 6.5 (Collateral Ratio) below and also after giving effect to such Prepayment Amount to be made by the Borrower to the US$ Charged Account on the proposed Prepayment Date). If the Lender fails to maintain the Minimum Collateral Ratio as provided in the previous sentence, the Borrower shall have no obligation to make the Prepayment Amount.

6.3.
Release of Transferred Convertible Notes

If the principal amount of the Transferred Convertible Notes and the cash credited to the UoB Account (2024) are in the aggregate greater than the outstanding amount of the Loans under this Agreement (the difference between these two numbers referred to as the “Excessive CN Amount”) after the Prepayment Amount is made in accordance with this Clause 6 and the repayment or prepayment of the Loans in accordance with Clause 7 (Borrower’s right to disposal and redemption), upon written request from the Borrower, the Lender shall give instruction to UoB in accordance with the UoB Acknowledgement Letter (2024) and enter into documents as requested by the Borrower in order to effectuate a release of certain Transferred Convertible Notes and/or the cash credited to the UoB Account (2024) (as requested by the Borrower) in an aggregate amount equal to the Excessive CN Amount from the UoB Account (2024) within ten (10) Business Days after such repayment or prepayment; provided that, after giving effect to such release, an aggregate principal amount of Transferred Convertible Notes equal to at least the outstanding amount of the Loans under this Agreement shall remain in the UoB Account (2024).

6.4.
Restriction

Any prepayment in accordance with this Agreement may be made without the Borrower incurring any premium or penalty or other fees. The Borrower may not reborrow any part of any Facility which is repaid.

6.5.
Collateral Ratio

“Collateral Ratio” means, at any date, the ratio of:

(a)
The aggregate amount in US$ of (i) the cash deposited in an escrow account opened by iQIYI Media HK Limited(愛奇藝媒資香港有限公司) with Industrial Bank Co., Ltd., Hong Kong Branch (the “US$ Charged Account”) which is subject to an account control and account charge arrangement in favor of the CN Holder substantively similar to arrangement applicable to the RMB Charged Account (subject to changes based on the use of Hong Kong law as governing law and comments from the account bank), (ii) the cash deposited in the RMB Charged Account under the Account Charge Agreement (which shall be calculated at by reference to the average of the Official Exchange Rates of the consecutive five (5) Business Days prior to the date of calculation), and (iii) the outstanding amount under the Royalties Receivables Assignment to be paid to the WFOE in cash into the RMB Charged Account (which shall be recognized as WFOE’s account receivables and calculated at by reference to the average of the Official Exchange Rates of the consecutive five (5) Business Days prior to the date of calculation); to
(b)
the aggregate outstanding principal amount of all Convertible Notes held by the CN Holder, the Borrower and their Affiliates.

“Minimum Collateral Ratio” shall be 1.2.

7.
Borrower’s right to disposal and redemption
7.1.
Borrower’s disposal right
(a)
The Borrower has the right to sell, transfer or otherwise dispose (collectively “Dispose”) of any of the Transferred Convertible Notes (the “Disposal”, and the proceeds derived from such Disposal referred to as the “Disposal Proceeds”), by serving a disposal notice in the form set out in Schedule 5 (Form of Disposal Notice) (the “Disposal Notice”) to the Lender at any time during the term of the Loans, which shall specify the principal amount of Transferred Convertible Notes it plans to Dispose (the “Subject Convertible Notes”) and that the Disposal Proceeds from such Disposal will be credited into the UoB Account (2024); provided that the Borrower shall obtain the Lender’s prior written consent to a Disposal of Subject Convertible Notes if the amount of the Disposal Proceeds from such Disposal will be less than the principal amount of the Subject Convertible Notes.
(b)
If the amount of the Disposal Proceeds from such Disposal will not be less than the principal amount of the Subject Convertible Notes, the Lender shall, within three (3) Business Days after receiving such Disposal Notice and any transaction document or relevant evidence confirming that the Disposal Proceeds from such Disposal will not be less than the principal amount of the Subject Convertible Notes, enter into documents and do all such acts and things as requested by the Borrower (including to give instruction to UoB in accordance with the UoB Acknowledgement Letter (2024)) in order to give effect to the release of the Subject Convertible Notes from the UoB Account (2024) and the Security granted over the Subject Convertible Notes under the Borrower Debenture for purposes of consummating the Disposal.
(c)
The Borrower shall ensure that (i) the Disposal of the Subject Convertible Notes in exchange for the Disposal Proceeds will be conducted in accordance with the customary procedures of the DTC (as defined in the Indenture) and (ii) the Disposal Proceeds will be credited to the UoB Account (2024) and promptly (and within five (5) Business Days after receipt of the Disposal Proceeds) applied towards prepayment of the outstanding Loans (plus the accrued but unpaid interests of the Loans so repaid) in an amount equivalent to the principal amount of the Subject Convertible Notes so released under paragraph (b) above. For the avoidance of doubt, the Borrower shall have the right to retain the rest of such Disposal Proceeds after deducting such prepayment amount.
7.2.
Borrower’s right to repurchase
(a)
The Lender shall enter into documents and do all such acts and things as reasonably requested by the Borrower (including to give instruction to UoB in accordance with the UoB Acknowledgement Letter (2024)) to facilitate the Borrower’s exercise of various rights or options to require IQ to repurchase the Transferred Convertible Notes under Article 15 (Repurchase of Notes at Option of Holders) of the Indenture provided that the Borrower shall (i) designate the UoB Account (2024) to receive the “Third Anniversary Repurchase Price” or “Fundamental Change Repurchase Price” (each as defined in the Indenture) in its relevant instructions to the “Depositary” and/or “Trustee” (each as defined in the Indenture) and (ii) make repayment of the outstanding Loans in an amount equivalent to the principal amount of the Transferred Convertible Notes (plus the accrued but unpaid interests of the Loans so repaid) under such repurchase request, as soon as practicable and within five (5) Business Days after the Borrower receives the “Third Anniversary Repurchase Price” or “Fundamental Change Repurchase Price,” as applicable. For the avoidance of doubt, the Borrower shall have the right to retain the rest of the “Third Anniversary Repurchase Price” or “Fundamental Change Repurchase Price” after deducting such prepayment amount.
(b)
Notwithstanding the paragraph (a) above and subject to the Utilization of the Tranche A Facility Commitment in whole under this Agreement, the Borrower undertakes not to exercise its redemption/repurchase rights or options under Section 15.01 (Repurchase at Option of Holders) of the Indenture in respect of the Convertible Notes in an aggregate principal amount of US$522,500,000 for any “Third Anniversary Repurchase Price”, and the Lender has the right to refuse to cooperate with the Borrower if the Borrower exercises the aforesaid redemption/repurchase rights or options under Section 15.01 (Repurchase at Option of Holders) of the Indenture. For the avoidance of doubt, the Borrower’s undertaking under this Clause 7.2(b) shall remain effective irrespective of any prepayment or repayment of the Loans.
(c)
The Parties agree that Clause 7.2(b) hereunder shall apply to the Facility Agreement (2023) as if it had been set out in full therein mutatis mutandis and Clause 7.2 of the Facility Agreement (2023) is hereby supplemented and amended by adding the contents of Clause 7.2(b) hereunder as a new Clause 7.2(b) under the Facility Agreement (2023).
8.
Interest
8.1.
Calculation of interest

The rate of interest on the Loans for the applicable Interest Period shall be simple interest rate, which is six percent (6%) per annum. Interest shall accrue on a day-to-day basis from each applicable Utilization Date with a 360-day year and for the actual number of days elapsed.

8.2.
Payment of interest

The Borrower shall pay accrued interest on the Loans on each applicable Interest Payment Date.

8.3.
Default interest

If the Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on such overdue amount from the due date up to the date of actual payment (both before and after judgment) at a simple default interest rate of thirteen percent (13%) per annum. Such default interest (if unpaid) arising on any Unpaid Sum will be compounded with that Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

9.
Interest Periods

The first Interest Period for a Loan shall start on the Utilization Date in respect of that Loan and end on the first Interest Payment Date falling after the Utilization Date in respect of that Loan, and each subsequent Interest Period of that Loan shall start on the last day of the preceding Interest Period relating to such Loan and end on the immediately following Interest Payment Date, provided that the last Interest Period shall end on the Maturity Date (or the Disposal Triggered Payment Date, as applicable).

10.
Grace Period

Notwithstanding any other provisions of this Agreement to the contrary, the Borrower is entitled to a thirty (30) days’ grace period (the “Grace Period”) for fulfilling any of its payment obligations under this Agreement. However, the six percent (6%) interest shall keep accruing on any outstanding Loan during the Grace Period.

11.
Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.
Costs and expenses

Each Party shall pay its respective portions of the costs and expenses (including legal fees) incurred by it in connection with the negotiation, preparation, execution and enforcement of this Agreement and any other documents referred to in this Agreement.

13.
Representations and warranties

Unless otherwise specified hereunder, the Borrower and the Lender, each in its respective capacity and in respect of itself only, makes the representations and warranties set out in this Clause 13 to each other on the date of this Agreement.

13.1.
Status
(a)
It is duly incorporated and validly existing under the law of its jurisdiction of incorporation.
(b)
(In respect of the Lender only) the Lender has the power to own its assets and provide the Facilities to the Borrower. The Facilities are provided by the Lender from its legitimate funds.
(c)
(In respect of the Borrower only) the Borrower has or will have sufficient funds to repay the Loans.

13.2.
Binding obligations

The obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable.

13.3.
Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(a)
any law or regulation applicable to it;
(b)
its constitutional documents; or
(c)
any agreement or instrument binding upon it or its assets.
13.4.
Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

13.5.
No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect (in respect of the Lender, the reference to “Borrower” in the definition of “Material Adverse Effect” shall be deemed to be a reference to “Lender”) have been started or threatened against it or any of its Subsidiaries.

13.6.
Solvency

It is not insolvent or unable to pay its debts and no action, legal proceeding or other procedure or step described in Clause 15.6 (Insolvency) has been taken or threatened in relation to it.

13.7.
Authorised signatories

Any person specified as its authorised signatory in this Agreement or in the documents delivered pursuant to this Agreement is authorised to sign this Agreement and any other related documents and other notices for the transactions under this Agreement on its behalf.

13.8.
Additional warranties from the Borrower
(a)
Affiliates. The Borrower is an Affiliate of the CN Holder.
(b)
Convertible Notes Position. The Borrower holds or will acquire prior to the applicable Utilization Date and will continue holding Convertible Notes in the UoB Account (2024) with a principal amount no less than the principal amount of the Loans outstanding at any given time, except that the Borrower may dispose of such Convertible Notes pursuant to the terms of this Agreement.
(c)
No default. No Event of Default is continuing or might reasonably be expected to occur after making a Utilization.
(d)
Pari passu ranking. The Borrower’s payment obligations under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

The Borrower further warrants to and undertakes with the Lender that its warranties in this Clause 13 will be true and accurate till there is no amount outstanding under the Loans with reference to the facts and circumstances subsisting from time to time.

(e)
No prior liens. Borrower has not made nor consented to, nor is aware of, any registrations, filings or recordations in any jurisdiction evidencing a security interest in the Security Assets (as defined in the Borrower Debenture), including the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to liens granted to Lender under the Borrower Debenture.
14.
GENERAL UNDERTAKINGS

The undertakings in this Clause 14 remain in force from the date of this Agreement for so long as any Loan and the accrued interests of the Loans is outstanding under this Agreement.

14.1.
Authorisations

Each of the Borrower and the Lender shall promptly:

(i)
obtain, comply with and do all that is necessary to maintain in full force and effect; and
(ii)
if requested, supply certified copies to each other,

any Authorisation required to enable it to perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement.

14.2.
Compliance with laws

Each of the Borrower and the Lender shall comply in all respects with all laws which it may be subject to, if failure so to comply would materially impair its ability to perform its obligations under this Agreement.

14.3.
Affiliate relationship

To the extent there is any outstanding amount payable by the Borrower under this Agreement, the Borrower shall take all necessary actions to remain an Affiliate of the CN Holder and shall refrain from taking any action that will result in the Borrower ceasing to be an Affiliate of the CN Holder.

14.4.
Release of Security

The Lender shall, at the request of the Borrower, execute release document and do all such acts and things as may reasonably be required to give effect to the release of applicable principal amount of the Transferred Convertible Notes and applicable amount of cash credited to the UoB Account (2024), and the Security granted over such Transferred Convertible Notes and cash under the Borrower Debenture (as the case may be) in the relevant events as permitted in this Agreement, including but not limited to (i) giving instruction (if such instruction is required in such circumstances) to UoB to facilitate such release, Disposal and payment from the UoB Account (2024) and (ii) surrendering, delivering or returning any relevant certificate or document relating to any asset subject to such Security (which certificate or document has been previously provided to the Lender by the Borrower) to the Borrower or as the Borrower directs and (iii) providing such assistance as may otherwise be required to facilitate such release.

For the avoidance of doubt, the Security granted under the Borrower Debenture shall be irrevocably and unconditionally discharged and released in full on the date when the outstanding amount of the Loans and the accrued interests of the Loans have been fully repaid.

14.5.
The UoB Account

The Borrower shall ensure that, so long as any Loan and the accrued interests of the Loans is outstanding under this Agreement and unless otherwise required in accordance with this Agreement or as separately agreed between the Borrower and the Lender:

(i)
the UoB Account (2024) will be the only account it uses for holding all the Transferred Convertible Notes and the Disposal Proceeds;
(ii)
any movements instruction with respect to the Transferred Convertible Notes and cash in the UoB Account (2024) (including any transfer of the Transferred Convertible Notes for purposes of a sale of such Transferred Convertible Notes or tendering such Transferred Convertible Notes for a repurchase by IQ, transfer of Disposal Proceeds and any other type of fund movements from the UoB Account (2024)) will require instruction of the authorised signatory appointed by the Lender in accordance with the UoB Acknowledgement Letter (2024); and
(iii)
any amendment, replacement or termination of the authorised signatory appointed by the Lender under the UoB Acknowledgement Letter (2024) will require prior written consent of the Lender.

The Borrower shall, if requested by the Lender, provide account statements issued by UoB showing the holding of the Convertible Notes and the cash balance in the UoB Account (2024) within five (5) Business Days after such request.

14.6.
UOB instruction.

The Lender shall at the request of the Borrower, execute relevant document and do all such acts and things as may reasonably be required to give effect to a Disposal of the Transferred Convertible Notes or a payment from the UoB Account (2024) which is permitted in this Agreement (including give instruction to UoB in accordance with the UoB Acknowledgement Letter (2024) for such Disposal or payment).

On the date when the outstanding amount of the Loans and the accrued interests of the Loans have been fully repaid, the Lender shall do all such acts and things as may reasonably be required by UoB and the Borrower to remove its authorized signatories from the signatory list under the UoB Acknowledgement Letter (2024) and terminate the co-signatory arrangement provided thereunder.

14.7.
No other liens.

Borrower shall not create, incur, assume or suffer to exist any lien upon the Security Assets (as defined in the Borrower Debenture), other than the liens created under the Borrower Debenture.

15.
EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 15 is an “Event of Default” (save for Clause 15.11 (Acceleration)).

15.1.
Non-payment

The Borrower does not pay within thirty (30) days when due any interest payable by the Borrower pursuant to this Agreement in the currency in which it is expressed to be payable or the Borrower, subject to the Grace Period, does not repay the Loans on or prior to the Disposal Triggered Payment Date in violation of Clause 7 (Borrower’s right to disposal and redemption), unless the Borrower’s failure to pay is caused by administrative or technical error or Lender’s failure to give instruction to UoB in accordance with this Agreement and the UoB Acknowledgement Letter (2024) for such payment.

15.2.
Conditions subsequent not satisfied

Any of the conditions set forth in paragraphs (a) and (c) of Clause 4.2 (Conditions subsequent for each Utilization) is not satisfied within five (5) Business Days after the applicable Utilization Date due to any failure of the Borrower to perform its obligations under Clause 4.2 (Conditions subsequent for each Utilization).

15.3.
Breach of certain covenants
(a)
The Borrower fails to comply with Clause 7.2(b), Clause 14.3 (Affiliate relationship) and Clause 14.5 (The UoB Account).
(b)
UoB fails to comply with the provisions in the UoB Acknowledgement Letter (2024) or the Borrower Debenture unless such failure was caused by the Lender.
(c)
The Borrower modifies, amends, revokes, invalidates, terminates or otherwise renders ineffective, the UoB Acknowledgement Letter (2024), in each case, without the prior written consent of the Lender.
(d)
None of the breach or fact under this Clause 15.3 constitutes any Event of Default if the Lender's written consent on such breach or fact has been obtained.
15.4.
Misrepresentation, failure to comply with other obligations

Any representation, warranty or statement made by the Borrower in this Agreement is or proves to have been incorrect or misleading when made or deemed to be made and where such misrepresentation or misstatement has a Material Adverse Effect, or the Borrower does not comply with any provision of this Agreement (other than those referred to in Clauses 15.1 (Non-payment) to 15.3 (Breach of certain covenants)), unless the misrepresentation or non-compliance: (i) is capable of remedy; and (ii) is remedied within fifteen (15) Business Days of the earlier of (A) the Borrower becoming aware of the relevant event or circumstance and (B) the Borrower being given notice of the same by the Lender.

15.5.
Cross-default
(a)
The Borrower defaults with respect to any mortgage, agreement or other instrument, under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of US$5,000,000 (or the foreign currency equivalent thereof) in the aggregate by the Borrower, whether such indebtedness now exists or shall hereafter be created, (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise and in each case, such indebtedness is not discharged, or such acceleration is not otherwise cured or rescinded, within thirty (30) days; provided that, no cross-defaults shall be triggered between the Facility Agreement (2023) and this Agreement.
(b)
The Parties agree that Clause 15.5(a) hereunder shall apply to the Facility Agreement (2023) as if it had been set out in full therein mutatis mutandis and Clause 15.5 of the Facility Agreement (2023) shall be superseded accordingly.
15.6.
Insolvency

The Borrower is unable or admits inability to pay its debts as they fall due or a petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed or any other step is taken by any person for the winding-up, insolvency, dissolution or bankruptcy of the Borrower or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of the Borrower or of all or any part of their respective business or assets.

15.7.
Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under this Agreement.

15.8.
Effectiveness

This Agreement is not effective in accordance with its terms or is alleged by the Borrower to be ineffective in accordance with its terms for any reason.

15.9.
Repudiation

The Borrower repudiates this Agreement.

15.10.
Borrower Debenture
(a)
The Borrower defaults on any of its obligations under the Borrower Debenture , which materially and adversely affects the enforceability, validity or priority of the applicable security interest in the Security Assets (as defined in the Borrower Debenture), which default is either not curable or has not been remedied within thirty (30) days after written notice from the Lender.
(b)
The Borrower asserts in any pleading in any court of competent jurisdiction that the security interest under the Borrower Debenture is invalid or unenforceable.
(c)
(i) The Borrower Debenture shall for any reason fail to create a valid and perfected first priority lien in the Security Assets (as defined in the Borrower Debenture) or (ii) the Borrower Debenture shall fail to remain in full force or effect.
15.11.
Acceleration

On and at any time after the occurrence of an Event of Default, the Lender may by notice to the Borrower:

(a)
declare that all or part of the Loans then outstanding, together with accrued interests be immediately due and payable, whereupon they shall become immediately due and payable;
(b)
cancel the Commitment and reduce it to zero whereupon the Commitment shall immediately be cancelled and reduced to zero; and

(c)
exercise any or all of its rights, remedies, powers or discretions under the Borrower Debenture.
16.
ASSIGNMENTS AND TRANSFERS

The Parties may not assign any of its rights or transfer any of its rights or obligations under this Agreement without prior approval of the counter party.

17.
PAYMENT MECHANICS
17.1.
Business Days
(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)
During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
17.2.
Currency of account

Unless otherwise agreed by the Parties, United States Dollars are the currency of account and payment for any sum due under this Agreement.

18.
DEFINITION OF SECURED OBLIGATIONS

The amount of the outstanding principal and unpaid accrued interest of the Loans shall be deducted from the Secured Obligations (or 被担保义务, as applicable) (as such term is defined and used in the Security Documents and as amended by the Facility Agreement (2023)) for the purposes of the Security Documents and the last sentence beginning with “provided further that (or 前提是, as applicable)” of the definition of “Secured Obligations (or 被担保义务, as applicable)” in the Security Documents shall hereby be deleted in its entirety and replaced with the following (with all references to “Secured Obligations (or 被担保义务, as applicable)” to be further construed and all changes to be further made to the extent necessary and appropriate to fit the context under each relevant Security Document as if this had been set out in full therein mutatis mutandis):

for Security Documents in English:

“provided further that the Secured Obligations shall be reduced by the amount of the outstanding principal and unpaid interest accrued of the loans made by the iQIYI HK Limited or its Affiliates to PAGAC IV-1 (Cayman) Limited or any of its Affiliates pursuant to the Facility Agreements entered into by and between, among others, iQIYI HK Limited and PAGAC IV-4 (Cayman) Limited dated as of September 27, 2023 and ______________, 2024 respectively (for the avoidance of doubt, the amount that has been deducted in accordance with the aforementioned shall be resumed and added back to the Secured Obligations if the amount of the outstanding principal and unpaid interest accrued of the loans have been fully repaid).”

for Security Documents in Chinese:

“前提是，被担保义务应扣除iQIYI HK Limited或其关联方根据iQIYI HK Limited和 PAGAC IV-4 (Cayman) Limited及其他方分别于2023年9月27日和2024年8月8日签订的借款协议(Facility Agreement)向PAGAC IV-1 (Cayman) Limited或其任何关联方提供的借款的未偿还本金及累计未付利息金额（为避免歧义，如果根据前述规定已从被担保义务中扣除的借款未偿还本金及累计未付利息金额后续被全额偿还，则该等被扣除的相应金额应该被视为恢复及加回到被担保义务的范围内）。”

19.
NOTICES

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by facsimile, sent by overnight courier or sent via email (with receipt confirmed) as follows:

(a)
If to the Borrower, to:

Address: 33/F, Three Pacific Place, 1 Queen’s Road East,

Admiralty, Hong Kong

Contact: ***

***

(b)
If to the Lender, to:

Address: 3/F, iQIYI Youth Center Yoolee Plaza,

No.21, North Road of Workers’ Stadium, Chaoyang District

Beijing, 100027，People’s Republic of China

Contact: ***

20.
REMEDIES AND WAIVERS

No failure of a Party to exercise, and no delay or forbearance in exercising, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of any such right or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy shall be in writing and signed by the Party giving the waiver. A Party that waives a right or remedy provided under this Agreement or by law in relation to another Party, or takes or fails to take any actions against such Party, does not affect its right in relation to any other Party.

21.
AMENDMENTS AND WAIVERS

Any term of this Agreement may be amended or otherwise modified only with the written consents of all the Parties hereto.

Unless otherwise expressly provided in this Agreement, a Party hereto may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this Agreement.

22.
GOVERNING LAW

This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of Hong Kong without regard to the conflict of laws principles thereof.

23.
ENFORCEMENT
23.1.
Arbitration
(a)
Any dispute, controversy, difference or claim arising out of or relating solely to this Agreement, including any question regarding its existence, validity, interpretation, performance, breach or termination or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be three arbitrators. Each of the Parties has the right to appoint one arbitrator and the third arbitrator shall be appointed by the HKIAC. The language to be used in the arbitration proceedings shall be English. The seat of arbitration shall be in Hong Kong.
(b)
Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, immunity to post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.
24.
OTHER PROVISIONS

Sections 7.6 (Counterparts), 7.7 (Confidentiality; Public Announcements), 7.11 (Severability) and 7.12 (Specific Performance) of the Investment Agreement shall apply to this Agreement as if they had been set out in full herein mutatis mutandis.

25.
SECURITY

The performance by the Borrower of its obligations under this Agreement shall be secured by the Security granted under the Borrower Debenture.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

Conditions Precedent

Schedule 2

Utilization Request

Schedule 3

Form of Partial Release Agreement of Security

Schedule 4

Form of Prepayment Notice

Schedule 5

Form of Disposal Notice

Schedule 6

Form of UoB Acknowledgement Letter

SIGNATURE PAGE

The Borrower

PAGAC IV-4 (Cayman) Limited

/s/ Koichi Ito
Name:	Koichi Ito
Title:	Authorized Signatory
Address:	***
Email:	***
Attention:	***

SIGNATURE PAGE

The Lender

iQIYI HK Limited

/s/ YU GONG
Name:	YU GONG
Title:	Director
Address:	***
Email:	***
Attention:	***

SIGNATURE PAGE

For the purposes of Clause 18 (Definition of Secured Obligations):

PAGAC IV-1 (Cayman) Limited, in its capacity as a holder of Convertible Notes and the Security Agent under the Security Documents

/s/ Koichi Ito
Name:	Koichi Ito
Title:	Authorized Signatory
Address:	***
Email:	***
Attention:	***

SIGNATURE PAGE

For the purposes of Clause 18 (Definition of Secured Obligations):

iQIYI, Inc., on behalf of itself and its Subsidiaries that are parties to the Security Documents

/s/ YU GONG
Name:	YU GONG
Title:	Director
Address:	***
Email:	***
Attention:	***